EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

     The following are the subsidiaries of Sterling Financial Corporation:

Subsidiary	State of Incorporation or Organization
Bank of Lancaster County, N.A. 1 East Main Street PO Box 0300 Strasburg, PA 17579	(National Banking Association)

Town & Country Leasing, LLC 1097 Commercial Avenue East Petersburg, PA 17520	Pennsylvania

Sterling Financial Trust Company 101 North Pointe Boulevard Lancaster, PA 17601-4133	Pennsylvania

Sterling Community Development Corporation, L.L.C. 101 North Pointe Boulevard Lancaster, PA 17601	Pennsylvania

Equipment Finance LLC 118 West Airport Road Lititz, PA 17543	Pennsylvania

EFI Holdings, Inc. Wilmington, DE 19803	Delaware

Sterling Mortgage Services, Inc. 101 North Point Boulevard Lancaster, PA 17601-4133	Pennsylvania

T & C Leasing, Inc. 1097 Commercial Avenue East Petersburg, PA 17520	Pennsylvania

The First National Bank of North East 14 S. Main Street North East, Maryland 21901	(National Banking Association)

Bank of Hanover and Trust Company 25 Carlisle Street Hanover, PA 17371	Pennsylvania

HOVB Investment Company 103 Foulk Road, Suite 202 Wilmington, DE 19803	Delaware

Church Capital Management LLC 301 Oxford Valley Road, Suite 801B Yardley, PA 19067	Pennsylvania

Subsidiary	State of Incorporation or Organization
Bainbridge Securities, Inc. 301 Oxford Valley Road, Suite 801B Yardley, PA 19067	Pennsylvania

Corporate Healthcare Strategies, LLC d/b/a StoudtAdvisors 101 North Pointe Boulevard Lancaster, PA 17601	Pennsylvania

Lancaster Insurance Group, LLC 115 South Centerville Road Lancaster, PA 17601	Pennsylvania

Sterling Financial Statutory Trust I (1) 101 North Pointe Boulevard Lancaster, PA 17601	Connecticut

Sterling Financial Statutory Trust II (1) 101 North Pointe Boulevard Lancaster, PA 17601	Connecticut

(1) Sterling owns 100% of Trust I and Trust II, however they are not included in the consolidated financial statements as per FIN 46